KEYCO BOND FUND, INC.
File number 811-2957


Attachment to Form N-SAR
Period ended:  03/31/2012

Item 77C  Matters submitted to a vote of security holders.

The annual meeting of shareholders was held on Wednesday, December 14, 2011. The results of the votes taken on the proposals before the shareholders are reported below.
Each vote represents one share held on the record date for the meeting.

Item 1.  Election of Directors


                                   Number of Shares

Nominee                              For      Withheld
                                              Authority

Mark E. Schlussel               1,263,708          0
David K. Page                   1,263,708          0
Thomas E. Purther               1,263,708          0
Ellen T. Horing                 1,263,708          0
Michael Pullman                 1,263,708          0



Item 2. Ratify the selection of registered independent accountants

Ratify the selection of Grant Thornton, LLP as the Fund s registered independent public accountants for the year ending September 30, 2012

				 Number
				of Shares

		For		1,263,658
		Against	                0
		Abstain	               50



Item 3.  Approve, by non-binding vote, executive
compensation

Approve, by non-binding vote, executive compensation for the Fund s named executive officers as set forth in the proxy statement for the annual meeting.

				 Number
				of Shares

		For		1,263,608
		Against	                0
		Abstain	              100



Item 4. Recommend, by non-binding vote, frequency of executive compensation vote

Recommend, by non-binding vote, the frequency of shareholder advisory votes on the compensation of the Fund s named executive officers

				 Number
				of Shares

	Every three years	 1,263,558
	Every two years	                25
	Every year	                25
	Abstain		               100